                                                                    Exhibit 12.1

                           FEDERAL-MOGUL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (unaudited)
                          (In thousands except ratios)

                                                                 Year ended December 31,
                                                   1998        1997       1996         1995       1994
Fixed charges:
   Interest expense*                             $204,000    $ 32,000   $  42,600     $37,300   $ 21,200

   Estimated interest portion of rents             15,768       9,700      11,267      11,333      8,300
   Amortization of debt issuance expense                -       1,288       1,827       1,803      1,053
                                                 --------    --------   ---------     -------   --------
       Total fixed charges                       $219,768    $ 42,988   $  55,694     $50,436   $ 30,553
Earnings:
   Earnings before fixed charges                 $185,500    $ 99,500   $(228,700)    $(3,300)  $102,100
   Fixed charges                                  219,768      42,988      55,694      50,436     30,553
                                                 --------    --------   ---------     -------   --------
       Adjusted earnings                         $405,268    $142,488   $(173,006)    $47,136   $132,653
Ratio of Earnings to Fixed Charges                  1.844       3.315      (3.106)      0.935      4.342
                                                 ========    ========   =========     =======   ========

* Includes amortization of debt issuance expense in 1998.

                           FEDERAL-MOGUL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

                                  (unaudited)
                          (In thousands except ratios)

                                                                 Year ended December 31,
                                                  1998         1997       1996         1995       1994
Fixed charges:
   Interest expense**                          $  204,000    $ 32,000   $  42,600     $37,300   $ 21,200
   Distributions on preferred stock*                5,655      10,450      16,336      16,714     17,182
   Estimated interest portion of rents             15,768       9,700      11,267      11,333      8,300
   Amortization of debt issuance expense                -       1,288       1,827       1,803      1,053
                                               ----------    --------   ---------     -------   --------
       Total fixed charges                     $  225,424    $ 53,438   $  72,030     $67,150   $ 47,735
Earnings:
   Earnings before fixed charges               $  185,500    $ 99,500   $(228,700)    $(3,300)  $102,100
   Fixed charges                                  225,424      53,438      72,030      67,150     47,735
                                               ----------    --------   ---------     -------   --------
       Adjusted earnings                       $  410,924    $152,938   $(156,670)    $63,850   $149,835
Ratio of Earnings to Fixed Charges and
   Preferred Stock Dividends                        1.823       2.862      (2.175)      0.951      3.139
                                               ==========    ========   =========     =======   ========

  * Preferred stock amounts are calculated in the following manner in accordance with SEC guidelines.

                     Preferred Stock Dividend Requirements
             ----------------------------------------------------
             100% less Effective Income Tax Rate (36.7% for 1998)

** Includes amortization of debt issuance expense in 1998.